Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), effective as of March 27, 2014 (the "Effective Date"), by and between AMERICAN NATIONAL BANK AND TRUST COMPANY (the "Company"), a national banking association with its principal office at 628 Main Street, Danville, VA 24543-0191 and CHARLES T. CANADAY, JR., ("Executive").

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of December 15, 2010 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and extend the Prior Agreement with this Agreement for the purpose of clearly, correctly and completely stating the terms of Executive’s employment by the Company;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Company and Executive agree as follows:

1.     Employment. The Company hereby employs Executive and Executive hereby accepts such employment on the terms and conditions hereinafter set forth.

2.     Term. This Agreement shall commence on the Effective Date and will expire on the earlier of (i) the date the Executive attains age sixty-five (65) and (ii) December 31, 2016; provided that on December 31, 2014 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate three years from such Renewal Date. This Agreement will not, however, be extended if either the Company or the Executive gives written notice to the other (“Nonrenewal Notice”) of such non-renewal at least ninety (90) days before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Term of Employment”).

3.     Duties. Executive shall serve as Executive Vice President and President of North Carolina Banking and Market President - Alamance Region. Executive shall be generally responsible for retail and commercial banking activities (other than branch administration) in the Alamance Region. Executive shall also render such additional services and duties consistent with the position as may be assigned to Executive form time to time by the Company’s President and Chief Executive Officer or Commercial Banking Officer. During the Term of Employment, Executive shall devote full time, attention and efforts to the business of the Company and shall use best efforts to promote the interests of the Company at all times. This shall not be construed to prevent Executive from personally, and for Executive’s own account and benefit, trading in stocks, bonds, securities (including securities of publicly traded financial institutions so long as, in the case of entities that are not affiliates of the Company, Executive's holdings represent less than one percent of any such entity's issued and outstanding securities), real estate, commodities or other forms of investment so long as such activities do not interfere with Executive's duties as an Executive of the Company.

4.     Compensation and Benefits.

(a)     The Company agrees to pay Executive, for services rendered hereunder in his capacity as Executive Vice President and President of North Carolina Banking and Market President - Alamance Region, a salary at the annual base salary (exclusive of any profit sharing, bonus stock award, or incentive payments) of Two Hundred Thousand dollars ($200,000.00) during the first year of this Agreement. Such amount shall be payable in bi-weekly installments, less any sums which may be required to be deducted or withheld under applicable law.

(b)     Executive’s base salary shall not decrease during the Employment Term, but Executive shall be eligible for consideration for an increase in base salary each calendar year. The amount of the increase in base salary, if any, shall be determined by the Human Resources & Compensation Committee of the Company's board of directors.

(c)     Executive shall be eligible to participate in the Company's profit sharing plan, incentive compensation program, or other compensation programs that may be implemented for officers, on the same basis as other officers of the Company. Profit sharing and incentive compensation plans are subject to the approval of the Company's board of directors each calendar year. Although subject to change, profit sharing and incentive compensation are currently paid following the end of the calendar year. Any profit sharing or incentive compensation benefits earned by Executive shall be paid no later than March 15 following the year in which such benefits arc earned.

 (d)     The Company agrees to provide benefits to Executive which are the same as those currently provided to other officers of the Company holding positions commensurate with the office of Executive, and such other benefits as the Company may from time to time, in is discretion provide to Executive.

 (e)     The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties for the Company, within such limits and standards as may from time to time be set by the Company. Expenses that are reimbursable by the Company shall be paid to Executive no later than March 15 following the year in which such expense was incurred.

 (f)      Executive shall be entitled to four weeks of vacation each calendar year (in addition to the established public or statutory holidays). Upon termination of Executive's employment, Executive shall be entitled to accrued vacation pay (to the extent such vacation time has not been used) for any vacation days not taken during the year of termination. Vacation days not taken in any twelve-month period nor carried forward in accordance with the Company's vacation policy shall be forfeited and not carried forward.

5. Covenants of the Executive.

(a)     Noncompetition. Executive agrees that (1) during the Term of Employment, (2) for the duration of any period for which the Company makes termination payments or payments pursuant to a Nonrenewal Notice, and (3) for an eighteen-month period following termination of Executive’s employment during the Term of Employment by the Executive, or by the Company for disability or good cause (the “Noncompete Period”), Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by Executive while employed with the Company or any of its Affiliates. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b)     Nonsolicitation. Executive further agrees that during the Noncompete Period Executive will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Company or its Affiliates to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (ii) induce any customers of the Company or its Affiliates to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or any of its Affiliates.

(c)     Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, trust and asset management, residential and commercial mortgage lending, and any other business in which the Company or any of its Affiliates are engaged and in which Executive is significantly engaged at the time of termination of his employment; the term “Market Area” means (i) Alamance and Guilford Counties, any county contiguous with Alamance or Guilford County, and any other county in North Carolina in which the Company has established and is continuing to operate a full-service banking office at the time of termination of Executive’s employment, and (ii) the area within a 30-mile radius of any full-service banking office of the Company in North Carolina at the time of termination of Executive’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; the term “Person” means any person, partnership, corporation, company, group or other entity; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company and its Affiliates.

(d)     Confidentiality. During the Term of Employment and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than Executive’s personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by Executive while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure. On termination of employment, Executive will deliver to the Company all Confidential Information and all records, reports, data, memoranda and notes of any nature that are in Executive’s possession or under Executive’s control and that are prepared or acquired in the course of his employment relationship with the Company (whether in paper or electronic form), and will not knowingly retain or remove from Company premises any of the foregoing or any reproduction thereof or any Confidential Information.

(e)     Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by. Executive covenants that Executive will not make any contention contrary to any of the foregoing representations in the future and agrees that Executive will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(f)     Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. In any legal, equitable, or arbitration action in connection with the enforcement of the covenants included in this Section 5, each party shall be responsible for its own costs, including reasonable attorneys’ fees. In the event legal action is commenced with respect to the provisions of this Section 5 and Executive has not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. Except as may be otherwise provided herein, all the provisions of this Section 5 will survive termination and expiration of this Agreement.

6.     Termination. Notwithstanding the provisions of Section 2, and in addition to the expiration of the then-existing term of this Agreement following receipt by either party of a Nonrenewal Notice, Executive's employment may be terminated by the Company or by the Executive at any time or for any reason.

Executive may terminate employment by written notice to the Company effective thirty days after receipt of such notice by the Company, and upon such termination, Executive shall have no right to render services or receive compensation or other benefits under this Agreement for any period after such termination.

The Company may terminate Executive’s employment without “good cause” at any time upon written notice to Executive, which termination shall be effective immediately or on such later date as specified in the written notice. If the Company terminates Executive’s employment and such termination is not on account of death or disability of Executive or for "good cause," the Company shall pay Executive a "termination payment" as described below, provided Executive signs a release and waiver of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company and such release has become effective. In the event of a termination for death, disability or good cause, other than amounts payable with respect to services actually rendered, the Company shall owe Executive no further salary, benefits or other compensation of any kind after the Company provides notice to Executive of termination. The obligations of Executive under Paragraph 5 shall survive such termination, whether made by the Company or by Executive.

Disability shall mean Executive is unable to perform the customary duties of Executive’s position for a consecutive period of six months due to a physical or mental illness. In the event a dispute arises between Executive and the Company concerning Executive's physical or mental ability to continue or return to the performance of Executive’s duties, Executive shall submit to examination by a competent physician mutually agreeable to the parties, and the physician’s opinion as to Executive's capability to so perform will be final and binding.

The Company shall be deemed to have "good cause" to terminate Executive's employment if the Company determines that Executive

(a)     has materially violated Section 3 or 5, provided that Executive has received written notice from the Company of such material violation and such violation remains uncured thirty days after the delivery of such notice;

(b)     has materially refused or failed to perform the duties of his position or other duties which have been assigned to him, provided that Executive has received written notice from the Company of such material refusal or failure and such refusal or failure remains uncured thirty days after the delivery of such notice;

(c)     is guilty of personal dishonesty, gross incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), unethical business practices in connection with the Company's business, misappropriation of the Company's or any affiliate's assets (determined on a reasonable basis) or is subject to a final cease-and-desist order, or has been convicted of a felony or a misdemeanor involving moral turpitude; or

(d)     is guilty of a material breach of any other provision of this Agreement, provided that Executive has received written notice from the Company of such material breach and such breach remains uncured thirty days after the delivery of such notice.

"Termination payment" means the continuation of Executive's base salary (as in effect on the date that Executive’s employment terminates) during the period beginning on the date of Executive's termination of employment and ending on the earlier of (i) the date that Executive attains age sixty-five (65) and (ii) the end of the Term of Employment. The termination payments shall be paid in accordance with the Company's regular payroll procedure commencing with Executive's "separation from service" (as defined in Treas. Reg. § 1.409A-1(h)); provided, however, that if Executive is a "specified employee" (as defined in Treas. Reg. § 1.409A-1(i)), the amount of termination payments paid before the first day of the seventh month beginning after Executive's "separation from service" (as defined above) shall not exceed the lesser of (i) two times Executive's annualized compensation from the Company for the calendar year preceding the year in which the "separation from service" (as defined above) occurs and (ii) two times the maximum amount of compensation that may be taken into account under Section 401(a)(17) of the Code as in effect for the year in which the "separation from service" (as defined above) occurs. If the termination payments are reduced to comply with the preceding limitation, the total reductions shall be paid with the first termination payment due on or after the first day of the seventh month beginning after Executive's "separation from service” (as defined above).

To the extent Executive is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Code Section 409A and underlying Treasury Regulations.

If the Company gives Executive notice of its election not to renew the term of this Agreement as provided in Section 2, Company has the option to pay Executive’s base salary, subject to customary deductions, in lieu of allowing Executive to work for the remainder of then-current Term of Employment, subject to the payment provisions applicable to termination payments as set forth above.

7.     Binding Effect; Survival. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. No assignment by the Company hereunder shall release the Company from its obligations pursuant to Paragraph 4 hereof in the event the Company's successor fails to satisfy such obligations. Except as otherwise expressly provided herein, upon termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intention of the parties embodied in this Agreement.

8.     Change in Control. Provided the Executive Severance Agreement entered into as of December 15, 2010 between Executive, the Company and American National Bankshares Inc., a Virginia corporation (“AMNB”) continues to remain in effect at that time, this Agreement will terminate and be of no further force and effect in the event there is a change in control of AMNB or the Company (as such term is defined in the Executive Severance Agreement), other than (i) Section 5(d) relating to Confidential Information, which shall survive such termination, or (ii) as may otherwise be provided in the Executive Severance Agreement, and any termination benefits will be determined and paid solely pursuant to the Executive Severance Agreement. For the avoidance of doubt, the Company and Executive acknowledge and agree that this Section 8 shall have no effect on the Restated Salary Continuation Agreement, dated as of May 27, 2008, between Executive and MidCarolina Bank and assumed by the Company pursuant to the Consent to Assumption of Restated Salary Continuation Agreement dated as of December 15, 2010.

9.       Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

10.    Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the employment contemplated hereby and supersedes all prior agreements, arrangements and understandings with respect thereto between the Company and Executive. No modification, amendment, addition to or termination of this Agreement, nor waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

12.     Headings. The underlined headings herein are for convenience only and shall not affect the interpretation of this Agreement.

13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

14.     Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

   (a)     in the case of the Company:

American National Bank And Trust Company

P. O. Box 191

Danville, Virginia 24543-0191

Attention: Jeffrey V. Haley

President & Chief Executive Officer

(b)     in the case of Executive, a the most recent address as shown in the Company's records;

(c)     in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service hereunder.

Executive agrees to notify the Company, in writing, of any change in address after this Agreement is executed.

WITNESS the following signatures as of the indicated dates.

AMERICAN NATIONAL BANK AND TRUST COMPANY

March 27, 2014                                                             By:      /s/ Jeffrey V. Haley

Jeffrey V. Haley

President & Chief Executive Officer

March 27, 2014                                                                   /s/ Charles T. Canaday, Jr.

CHARLES T. CANADAY, JR.